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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 27, 1998

                           PRINCETON MEDIA GROUP, INC.
             (Exact name of registrant as specified in its charter)

Ontario, Canada                 0-16355             98-0082860
(State or other jurisdiction    (Commission        (IRS Employer
of incorporation)               File Number)       Identification No.)

              214 Brazilian Ave., Suite 300, Palm Beach, FL 33480
                (Address of principal executive offices)  (Zip Code)


                                 (561) 659-0121
               Registrant's telephone number, including area code


         (Former name or former address, if changed since last report.)

Item 5.  Other Events.

The two wholly-owned subsidiaries of Princeton Media Group, Inc. (the Company) and a wholly-owned subsidiary of one of the subsidiaries are unable to meet current obligations as they become due. Management of the Company has made extensive efforts over the last several months to obtain sufficient financing to fund a plan of restructure that would improve cash flows and maintain operations of these subsidiaries. Management determined that such financing was not obtainable in the time necessary for operations to remain viable.

On October 27, 1998, Princeton Publishing, Inc. and Firestone Publishing, Inc., wholly-owned subsidiaries of Princeton Media Group, Inc., and Kingston Press, Inc., a wholly-owned subsidiary of Princeton Publishing, Inc., each filed an Assignment for the Benefit of Creditors (The Assignment(s)), a proceeding governed under the laws of the State of Florida. The Assignments were filed with the Court of the 11th Judicial Circuit in and for Miami-Dade County, Florida on October 27, 1998. The Assignment proceeding gives creditors the opportunity to file proofs of claims. The Assignments were filed in order to expedite an orderly sale and disposition of the assets of the entities and pay claims in order of priority.

The three companies filing the Assignments were in the publishing and printing business. Their operations constituted all of the operations of the Company.

The Assignee is Development Specialists, Inc., 200 Biscayne Boulevard, Suite 900, Miami, Florida 33131, Attn: William A. Brandt, Jr. and the attorneys for the Assignee are Gunster, Yoakley, Valdes-Fauli, & Stewart, P.A., Attn: Phillip
M. Hudson, III, Esq., One Biscayne Tower, Suite 3400, Miami, Florida 33131-1897. The Assignee is required to contact all known creditors within 30 days. All creditors and interested parties must file a proof of claim with the assignee or his attorney on or before March 1, 1999.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          PRINCETON MEDIA GROUP, INC.



Date: November 3, 1998                    By: /s/ James J. McNamara
                                              ---------------------------
                                              Chairman of the Board
                                              and Chief Executive Officer